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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF AMERISTAR CASINOS, INC.

1. Cactus Pete's, Inc., a Nevada corporation

2. Ameristar Casino Vicksburg, Inc., a Mississippi corporation

3. Ameristar Casino Council Bluffs, Inc., an Iowa corporation

4. Ameristar Casino Las Vegas, Inc., a Nevada corporation

5. A.C. Food Services, Inc., a Nevada corporation

6. Ameristar Casino St. Louis, Inc., a Missouri corporation

7. Ameristar Casino St. Charles, Inc., a Missouri corporation

8. Ameristar Casino Kansas City, Inc., a Missouri corporation

9. AC Harrisburg Development, Inc., a Pennsylvania corporation